Exhibit 99.2

       CAMPANELLI NAMED PERMANENT PRESIDENT AND CEO; EHLERMAN ELECTED NON
                         EXECUTIVE CHAIRMAN OF SOVEREIGN

PHILADELPHIA, Jan. 16 /PRNewswire-FirstCall/ -- Sovereign Bancorp, Inc. ("Sovereign") (NYSE: SOV), parent company of Sovereign Bank ("Bank"), announced today that its Board of Directors unanimously approved Joseph P. Campanelli as permanent President and Chief Executive Officer of both Sovereign and Sovereign Bank and also appointed Campanelli as a director of both Sovereign and the Bank's Board of Directors.

Sovereign also elected P. Michael Ehlerman non executive Chairman of the Board of Sovereign and the Bank.

Campanelli has been an executive team member of Sovereign since 1997 and he previously served as Sovereign's Vice Chairman and as Chief Executive Officer of Sovereign Bank's New England division. Campanelli joined Sovereign Bank in 1997 as president and chief operating officer of Sovereign Bank New England. He played an active role in the acquisition and integration of the FleetBoston divested business units, the largest branch divestiture in the history of the United States. Prior to joining Sovereign, Campanelli spent nearly 20 years serving in a variety of executive positions with both Fleet and Shawmut Bank. He began his banking career in Hartford, Connecticut in 1979.

Ehlerman, Chairman of Yuasa Battery, Inc. in Laureldale, PA., was elected to the Sovereign Bancorp's Board of Directors in September 2002 and has served as a member of the Sovereign Bank Board of Directors since 2001. He has served as Chairman of Yuasa since 2000 and as Chairman and CEO from October 2000 until October 2003.

About Sovereign

Sovereign Bancorp, Inc., ("Sovereign") (NYSE: SOV), the parent company of Sovereign Bank, is a $90 billion financial institution with nearly 800 community banking offices, over 2,000 ATMs and approximately 12,000 team members with principal markets in the Northeast United States. Sovereign offers a broad array of financial services and products including retail banking, business and corporate banking, cash management, capital markets, wealth management and insurance. Sovereign is the 18th largest banking institution in the United States. For more information on Sovereign Bank, visit www.sovereignbank.com or call 1-877-SOV-BANK

SOURCE  Sovereign Bancorp, Inc.
    -0-                             01/16/2007
    /CONTACT:  FINANCIAL: Mark McCollom, +1-610-208-6426,
mmccollo@sovereignbank.com, or Stacey Weikel, +1-610-208-6112,
sweikel@sovereignbank.com; or MEDIA: Ed Shultz, +1-610-378-6159,
eshultz1@sovereignbank.com, all for Sovereign Bancorp, Inc./
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    /Web site:  http://www.sovereignbank.com /
    (SOV)